Registration No. 33-47672
                                                          Rule 424(b)(3)

         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 10, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
          PrimeFirst(Registered Trademark) Adjustable Rate Mortgage
                Senior/Subordinate Pass-Through Certificates,
                Series 1993B, Class A-1, A-2 and A-3 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_____________________________________________________________________________

     On February 19, 1993, the PrimeFirst(Registered Trademark) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1993B, Class A-1, A-2 and A-3 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $265,650,000. The Class A Certificates represented beneficial interests of approximately 92.25% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of February 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst Mortgage Program--Delinquency and Loan Loss Experience" on pages S-24 and S-25 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                               1993 B   Class A

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                                         December 31, 1997               December 31, 1996               December 31, 1995
                                  -------------------------------  -----------------------------  -------------------------------
                                     Number of                       Number of                       Number of
                                    PrimeFirst       Principal      PrimeFirst       Principal      PrimeFirst       Principal
                                       Loans          Amount           Loans          Amount           Loans          Amount
                                  ----------------  -------------  --------------  --------------  --------------  --------------
PrimeFirst Loans
  Outstanding . . . . . . . . .            14,159      $5,302,950          11,054      $4,331,131           8,272      $3,536,761
Delinquency Period
  30-59 Days  . . . . . . . . .               183      $   66,254             180      $   84,297             127      $   56,370
  60-89 Days  . . . . . . . . .                26          18,544              19           6,583              13           7,917
  90 Days or More*  . . . . . .                24          18,072              29          27,590              44          45,749
                                  ----------------  -------------  --------------  --------------  --------------  --------------
     Total Delinquency  . . . .               233      $  102,870             228      $  118,470             184      $  110,036
                                  ================  =============  ==============  ==============  ==============  ==============

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . . . . .             1.65%           1.94%           2.06%           2.74%           2.22%           3.11%

Foreclosures  . . . . . . . . .                39         $47,396              29      $   39,100              28      $   38,209

Foreclosures as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . . . . .             0.28%           0.89%           0.26%           0.90%           0.34%           1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance of
  PrimeFirst Loan Portfolio . . . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a Percent
  of Average Principal Balance
  Outstanding . . . . . . . . . . . . . . .               0.11%             0.16%                0.05%


                               1993 B   Class A

     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

           MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1997

                                                                                    % of Mortgage
                  Range of                      Number of                              Pool by
             Principal Balances               Mortgage Loans Principal Balance    Principal Balance
-------------------------------------------   -------------- -----------------    -----------------
$    0.00-          49,999.99 . . . . . . .             7     $    238,034.07             0.26%
$    50,000.00-     54,999.99 . . . . . . .             2          102,088.84             0.11
$    55,000.00-     59,999.99 . . . . . . .             1           55,468.07             0.06
$    60,000.00-     74,999.99 . . . . . . .             5          326,896.06             0.35
$    75,000.00-     99,999.99 . . . . . . .            10          922,016.50             1.00
$    100,000.00-    149,999.99  . . . . . .            33        4,003,210.84             4.35
$    150,000.00-    199,999.99  . . . . . .            33        5,927,283.57             6.44
$    200,000.00-    249,999.99  . . . . . .            40        8,774,516.36             9.53
$    250,000.00-    299,999.99  . . . . . .            34        9,307,703.13            10.10
$    300,000.00-    349,999.99  . . . . . .            28        9,068,823.29             9.85
$    350,000.00-    399,999.99  . . . . . .            13        4,818,045.96             5.23
$    400,000.00-    449,999.99  . . . . . .            12        5,047,519.80             5.48
$    450,000.00-    499,999.99  . . . . . .            11        5,270,178.91             5.72
$    500,000.00-    549,999.99  . . . . . .             7        3,541,474.96             3.85
$    550,000.00-    599,999.99  . . . . . .             4        2,303,377.69             2.50
$    600,000.00-    649,999.99  . . . . . .             7        4,369,541.33             4.74
$    650,000.00-    699,999.99  . . . . . .             4        2,728,893.14             2.96
$    700,000.00-    749,999.99  . . . . . .             1          749,999.99             0.81
$    750,000.00-    799,999.99  . . . . . .             3        2,347,220.11             2.55
$    800,000.00-    849,999.99  . . . . . .             2        1,648,998.95             1.79
$    850,000.00-    899,999.99  . . . . . .             2        1,750,000.00             1.90
$    900,000.00-    949,999.99  . . . . . .             2        1,815,000.00             1.97
$    950,000.00-    999,999.99  . . . . . .             2        1,997,092.46             2.17
$    1,000,000.00-  1,099,999.99  . . . . .             4        4,080,000.00             4.43
$    1,100,000.00-  1,199,999.99  . . . . .             2        2,255,527.73             2.45
$    1,200,000.00-  1,299,999.99  . . . . .             1        1,225,000.00             1.33
$    1,600,000.00-  1,699,999.99  . . . . .             1        1,610,000.00             1.75
$    1,700,000.00-  1,799,999.99  . . . . .             1        1,749,000.03             1.90
$    1,900,000.00-  1,999,999.99  . . . . .             1        1,996,978.74             2.17
$    2,000,000.00-  2,099,999.99  . . . . .             1        2,069,275.50             2.25
                                              -------------- ----------------     -----------------
                   TOTALS   . . . . . . . .           274      $92,099,166.03           100.00%
                                              ============== ================     =================


                               1993 B   Class A

                   RANGE OF MARGINS AS OF DECEMBER 31, 1997

                                                                                 % of Mortgage
                              Number of                                             Pool by
       Margin/(1)/          Mortgage Loans          Principal Balance          Principal Balance
---------------------       --------------          -----------------          -----------------
       -0.250%                      17                $ 18,931,593.74                 20.56%
       -0.125%                      30                  19,681,464.15                 21.37
        0.000%                      90                  30,347,883.07                 32.95
        0.250%                      78                  16,245,643.13                 17.64
        0.500%                      59                   6,892,581.94                  7.48
                            --------------          -----------------          -----------------
     TOTALS                        274                 $92,099,166.03                100.00%
                            ==============          =================          =================

________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.
                             ____________________

               The date of this Supplement is April 13, 1998.